exhibit 23


Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-100029 of Allstate Life Insurance Company of New York (the "Company") on Form S-3 of our report dated February 24, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for certain nontraditional long-duration contracts and separate accounts in 2004), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004, to its use in the Statements of Additional Information (which are incorporated by reference in the prospectuses of the Company) which are part of Registration Statements No. 033-65381 and 333-94785 of Allstate Life of New York Separate Account A (the "Account"), to the use of our report dated March 24, 2005 relating to the financial statements of the Account also appearing in such Statements of Additional Information and to the reference to us under the heading "Experts" in Exhibit 99(b) of Part II of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

April 8, 2005